UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2006

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-0891589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 918-8270

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Information regarding the approval by The Mosaic Company (the “Company”) of a severance agreement with Anthony T. Brausen, an executive officer of the Company, is incorporated herein by reference to the information set forth in Item 5.02 of this report.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 20, 2006, the Board of Directors of the Company elected Anthony T. Brausen as Vice President - Finance and Chief Accounting Officer. Mr. Brausen, age 46, succeeds Lydia M. Burke in the capacity of principal accounting officer of the Company. Ms. Burke remains the Company’s Assistant Controller. Mr. Brausen was elected to serve until his successor is elected and qualified or until his earlier death, resignation or removal from office.

Prior to joining the Company as an employee in February, 2006, Mr. Brausen had been Vice President and Chief Financial Officer of Tennant Company (which is engaged in the design, manufacture and sale of products used primarily in the maintenance of nonresidential surfaces) since March, 2000.

On April 20, 2006, the Board of Directors of the Company also approved a severance agreement between the Company and Mr. Brausen. The severance agreement sets forth the terms and conditions upon which Mr. Brausen is entitled to receive certain benefits upon termination of employment by (1) the Company without Cause or (2) Mr. Brausen for Good Reason (as the terms “Cause” and “Good Reason” are defined below). Mr. Brausen’s employment with the Company is “at will.”

In general, upon termination of employment by the Company without Cause or by Mr. Brausen for Good Reason, Mr. Brausen is entitled to amounts earned but unpaid to the date of termination plus an amount equal to his annual base salary and target bonus, continued coverage of health and dental coverage for up to a year, compensation for unused vacation, and outplacement services for up to one year (with a maximum cost of $25,000).

For purposes of Mr. Brausen’s severance agreement, “Cause” means (1) breach of the severance agreement, (2) gross neglect or willful failure or refusal to perform Mr. Brausen’s duties, (3) personal dishonesty intended to result in substantial personal enrichment at the Company’s expense, (4) willful or intentional acts to injure the Company, (5) knowing or intentional fraud against the Company or its customers, suppliers, clients, agents or employees, or (6) conviction of a felony or any crime involving fraud, dishonesty or moral turpitude. Likewise, “Good Reason” means a material demotion in status or duties, or a relocation requiring Mr. Brausen to move his regular office location by more than 50 miles.

The severance agreement also provides that all options and restricted stock units granted under the Company’s 2004 Omnibus Stock and Incentive Plan to Mr. Brausen will immediately vest upon a Change in Control. For these purposes, “Change in Control” means (1) Cargill, Incorporated and its affiliates (the “Cargill Entities”) transferring to an unaffiliated third party a number of shares of common stock of Mosaic sufficient to elect a majority of the Board of Directors, (2) the Cargill Entities beneficial ownership falling below 50% of the Company’s outstanding Common Stock and a third party unaffiliated with Cargill Entities acquiring ownership of at least 50% of the Company’s outstanding Common Stock, or (3) the Cargill Entities acquiring beneficial ownership of 90% or more of the outstanding shares of the Company’s Common Stock.

The severance agreement requires Mr. Brausen to furnish at least 30 days advance notice of a termination of employment without Good Reason, and, for a period of 12 months following termination of employment, prohibits him from (1) disclosing confidential information, (2) soliciting the Company’s customers, dealers, employees and suppliers, or interfering with our business relationships, or (3) competing with the Company.

No “family relationship,” as that term is defined in Item 401(d) of Regulation S-K, exists among Mr. Brausen and any director, nominee for election as a director or executive officer of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: April 25, 2006	By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Senior Vice President, General
Counsel and Corporate Secretary